Exhibit 2

For Ministry Use Only À l'usage exclusif du ministère	Ontario Corporation Number Numéro de la compagnie en Ontario	1.
641943

TRANS CODE
C
18

Form 3 Business Corporations Act, Formule numéro 3 Loi de sur les compagnies

ARTICLES OF AMENDMENT
STATUS DE MODIFICATION

1. The present name of the corporation is: Dénomination sociale actuelle de la compagnie:

2. The name of the corporation is changed to (if:applicable)                      Nouvelle dénomination sociale de la compagnie (s'il y a lieu):

	3. Date of incorporation/amalgamation	Date de la constitution ou de la fusion:
21/10/1985 (Day, Month, Year) (jour, mois, année)
	4. The articles of the corporation are amended as follows:	Les status de la compagnie sont modifiés de la façon suivante:
To increase the maximum number of directors that the Corporation may have from five (5) to ten (10).
	5. The amendment has been duly authorized as required by Section 167 and 169 (as applicable) of the Business Corporations Act.	La modification a été dûment autorisée conformément À l'article 167 et, s'il y a lieu, À l'article 169 de la Loi sur les compagnies.
	6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on	Les actionnaires ou les administrateurs (le cas échéant de la compagnie approuvé la résolution autorisant la modification
14/03/2001 (Day, Month, Year) (jour, mois, année)
	These articles are signed in duplicate.	Les présents statuts sont signés en double exemplaire.
MICROMEM TECHNOLOGIES INC. (Name of Corporation) (Dénomination sociale de la compagnie) By/Par: Manoj Pundit, Secretary (Signature) (Description of Office) (Signature) (Fonction)